FOR IMMEDIATE RELEASE

Company Contacts:
Jacquie Ross	Celine Allée
Investor Relations	Publich Relations
408-863-2917	408-863-2916
jross@borland.com	celine.allee@borland.com

Borland Names Keith E. Gottfried Senior Vice President of Corporate Affairs

SCOTTS VALLEY, Calif.—October 9, 2003—Borland Software Corporation (Nasdaq NM: BORL) today announced that Keith E. Gottfried will move from his current position as general counsel and chief legal officer to assume the role of senior vice president of corporate affairs. Timothy J. Stevenswill assume Gottfried’s previous position, effective immediately*.

“Gottfried has worked tirelessly as our general counsel and chief legal officer, assembling a first-class legal department at Borland. As Borland continues to increase its focus on geographic and vertical markets and seeks to increase its profile in Washington, D.C. with the U.S. Federal government, local, state and foreign governments, I believe this is an opportune time to present Keith with new challenges, and to ask him to assume the role of senior vice president for corporate affairs,” commented Dale L Fuller, CEO of Borland. “In this capacity, he will continue to be pivotal in establishing Borland as a key voice in the software industry on matters of trade and legislation on an international scale.”

Gottfried is a member of the board of directors of the Business Software Alliance (BSA), the leading trade association of the software industry. He also serves on an U.S. Department of Commerce industry sector advisory council to which he was jointly appointed by U.S. Secretary of Commerce, Donald L. Evans, and U.S. Trade Representative, Robert B. Zoelick. As senior vice president of corporate affairs, Gottfried will be responsible for managing the company’s relationships with local, state, federal and foreign governments.

*Note to Editors
Please see the related press release, “Borland Names Timothy J. Stevens Senior Vice President and General Counsel,” for additional details on this appointment.

About Borland

Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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